UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2014

BioPharmX Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-54871	59-3843182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1098 Hamilton Court

Menlo Park, CA 94025

(Address of Principal Executive Offices)

Tel. (650) 889-5020

Fax (650) 900-4130

(Registrant’s telephone number, including area code)

 (Former name or former address if changed since the last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry Into A Material Definitive Agreements.

On November 10, 2014, BioPharmX Corporation, a Delaware corporation (the “Company”), completed a private placement (the “Private Placement”) of shares of its Series A convertible redeemable preferred stock, par value $0.001 per share (“Series A”) and warrants to purchase common stock (“Warrants”). The Private Placement was consummated in a series of closings that occurred between May 2014 and November 2014. The Company sold to accredited investors and non-U.S. persons an aggregate of 4,074,349 shares of Series A at a per share price of $1.85 and issued to the investors for no additional consideration the Warrants to purchase in the aggregate 2,037,188 shares of the Company’s common stock, at an exercise price of $3.70 per share pursuant to a series of subscription agreements. The Private Placement resulted in the aggregate gross proceeds to the Company of $7,537,546.

Additionally, under the subscription agreement with one of the investors, the investor made a committment to purchase additional 1,081,081 shares of Series A at a per share price of $1.85 on the achievement of certain milestones which would raise another $2 million in gross proceeds for a total of $9, 537,546. The milestones include the Company receiving revenues of $2 million for its Violet product or uplisting of the Company’s stock to NYSE or NASDAQ. The Company, two majority shareholders of the Company and this Investor also entered into a Voting Agreement (the “Voting Agreement”), whereby the stockholders agreed to (i) vote in favor of any merger or sale of the Company which has been approved by the board of directors and holders of at least 50% of the then outstanding shares of Series A, and (ii) irrevocably grant to the Investor a proxy to vote in favor of such business combination transaction. The shareholders also agreed to sell their shares to a purchaser in a transaction approved by holders of at least 67% of shares of Series A or 67% of shares of common stock and Series A.

In connection with the subscription agreements, the Company, the majority shareholders of the Company and the Investors entered into an Investor Rights Agreement (the “Investor Rights Agreement”), whereby the Investors were granted certain rights including: (i) right to receive copies of quarterly and annual reports of the Company, (ii) right of inspection of the Company’s properties and records, (iii) right of participation in future securities offerings, (iv) tag-along rights in connection with sales of the Company’s stock by a major shareholder, and (v) board of directors representation rights for the subscribers who purchased at least 500,000 shares of Series A and hold at least 30% of such shares (the “Qualified Subscribers”). The Company made certain covenants under the agreement including: (i) uplisting to NYSE or NASDAQ within three years from the issuance shares of Series A, and (ii) increase of the board of directors to five members including one member to be appointed by the Qualified Subscribers.

The foregoing summary does not purport to be a complete statement of the parties’ rights and obligations under the Subscription Agreements, the Investor Rights Agreements, the Warrant and the Voting Agreement or a complete explanation of the material terms thereof. The foregoing summary is qualified in its entirety by reference to the Series A Certificate, the Subscription Agreements and Investor Rights Agreement attached hereto.

On November 10, 2014, the Company issued a press release announcing the foregoing transactions, a copy of which is attached hereto as Exhibit 99.1.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

The information pertaining to the Series A, the Warrants in Item 1.01 is incorporated herein by reference in its entirety. Neither the shares of Series A and the Warrants nor the shares of the Company’s common stock issuable upon conversion of the Series A or exercise of the Warrants have been registered under the Securities Act of 1933, as amended (the “1933 Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company issued these securities in reliance on the exemption from registration provided by Section 4(2) of the 1933 Act and Regulation D and Regulation S promulgated thereunder. This current report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitution an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS

On November 10, 2014, Mr. Ping Wang was appointed as a director of the Company. Set forth below is a brief biography of Mr. Wang:

Mr. Wang, age 37, is a principal of Korea Investment Partners. Prior to joining Korea Investment Partners in 2010, worked at Great Pacific Financial Group, where he was in charge of asset management and structured financing. Previously, Mr. Wang was an investment officer at Beijing Ancai Technology Venture Capital, and earlier, worked at Matsuoka Industry Group as IT Manager where he set up Shanghai Shangsoft. He began his professional career as a software engineer at IBM. Mr. Wang earned a B.S. degree in Computer Science at the University of Texas, Austin, and graduated from the MIT Sloan-Tsinghua joint program with an International MBA degree. We believe that Mr. Wang's expertise in guiding emerging growth companies positions him well as our director.

On November 10, 2014, the Company issued a press release announcing the foregoing appointment, a copy of which is attached hereto as Exhibit 99.2.

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ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)  Exhibits

Exhibit No.	Description
4.1	Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock*

4.2	Form of Warrant*

10.1	Form of Subscription Agreement*

10.2	Form of Investor Rights Agreement*

10.3	Form of Voting Agreement

99.1	Press Release announcing closings of private placement

99.2	Press Release announcing appointment of a director

* Incorporated by reference to our Annual Report on Form 10-K filed with the SEC on March 31, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 11, 2014	BioPharmX Corporation

	By:	/s/ James Pekarsky
Name: James Pekarsky
Title: Chief Executive Officer

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